Exhibit 99.(4)(z)(ii)

FUND PARTICIPATION AGREEMENT

This Fund Participation Agreement dated as of the 1st day of May, 2017 is made by and among Jefferson National Financial Corp. (“JNFC”), on behalf of its subsidiaries listed on Exhibit A  (collectively, “Jefferson National” unless otherwise indicated) and the current and any future Jefferson National separate accounts as applicable (“Variable Accounts”), Nationwide Fund Distributors LLC (“NFD”), and Nationwide Variable Insurance Trust (the “Trust”).

WHEREAS, the Trust is an open-end management investment company and was established for the purpose of serving as the investment vehicle for separate accounts established for variable life insurance contracts and variable annuity contracts to be offered by insurance companies which have entered into participation agreements substantially similar to this Agreement (the “Participating Insurance Companies”); and

WHEREAS, beneficial interests in the Trust are divided into several series of shares, each representing the interest in a particular managed portfolio of securities and other assets (each, a “Fund” and collectively, the “Funds”), and such series are further divided into classes of shares (“classes”); and

WHEREAS, NFD is the principal underwriter and distributor to the Trust; and

WHEREAS, Jefferson National Life Insurance Company and Jefferson National Life Insurance Company of New York (together, “Jefferson National Insurers”), as depositors, have established (or will establish) the Variable Accounts to serve as investment vehicles in order to fund variable annuity contracts and variable life insurance policies offered by Jefferson National (“Contracts”); and

WHEREAS, Jefferson National, NFD, and the Trust wish to enter into an agreement providing for the purchase by Jefferson National Insurers of shares of the Funds named in Exhibit B attached hereto, as such exhibit may be amended from time to time, on behalf of the Variable Accounts to provide investment options for the Contracts; and

WHEREAS, Jefferson National Securities Corporation (“JNSC”), in consideration of payments received, provides distribution and shareholder services, with administrative assistance from Jefferson National Insurers, for and on behalf of the Funds in connection with the marketing of the Funds as investment options under the Contracts; and

WHEREAS, this Agreement is intended to be entered into in connection with a separate Fund Administrative Services Agreement between Jefferson National and Nationwide Fund Management LLC, dated as of May 1, 2017 (“Administrative Services Agreement”) that provides for the provision of certain order-processing, recordkeeping, sub-accounting, reporting and related administrative services by Jefferson National with respect to the Funds made available as investment options under the Contracts.

NOW, THEREFORE, in consideration of their mutual promises, Jefferson National, NFD, and the Trust agree as follows:

1.                                      Definitions

(a)         “1933 Act” means the Securities Act of 1933, as amended.

(b)         “1934 Act” means the Securities Exchange Act of 1934, as amended.

(c)          “1940 Act” means the Investment Company Act of 1940, as amended.

(d)         “12b-1 Fee” means fees payable from a Fund’s assets pursuant to a plan adopted by the Board of Trustees of the Trust pursuant to Rule 12b-1 under the 1940 Act for Distribution Services, as defined below, provided by Jefferson National.

(e)          “Code” means the Internal Revenue Code of 1986, as amended.

(f)           “Contract Owner” means an owner or holder of a Contract.

(g)          “Distribution Services” means marketing and other services designed to promote the sale of Contracts that feature Shares of the Trust as an underlying investment option, as further described in Exhibit C.

(h)         “FINRA” means the Financial Industry Regulatory Authority, Inc.

(i)             “Order” means a request from a Contract Owner to purchase or redeem Shares of the Trust.

(j)            “SEC” means the U.S. Securities and Exchange Commission.

(k)         “Shares” means the shares, including the particular class of shares, of the Funds set forth in Exhibit B to this Agreement.

(l)             “USA Patriot Act” means the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended.

2.                                      Distribution and Availability of Fund Shares in Connection with the Contracts

(a)         JNSC will perform Distribution Services in connection with certain classes of the Shares as set forth in this Section 2 and in Exhibit C to this Agreement.  NFD agrees to pay compensation to JNSC for such Distribution Services based on the value of Shares of such classes held by the Variable Accounts in accordance with Section 8 of this Agreement.

(b)         Shares may be purchased or redeemed by each Variable Account on behalf of Contract Owners on a daily basis at the net asset value next computed after receipt and acceptance by NFD or its designee of the Order for purchase or redemption.  In purchasing and redeeming Shares for the Variable Accounts, Jefferson National will comply with the terms and conditions of this Agreement, and the terms and conditions of the Administrative Services Agreement.

(c)          NFD and the Trust agree to make Shares of the Funds available for as long as they are offered for purchase at the applicable net asset value per share by Participating Insurance Companies and their separate accounts on those days on which the Trust calculates the net asset value of each Fund pursuant to rules of the SEC; provided, however, that NFD and/or the Trust may refuse to sell Shares of any Fund to any person, or suspend or terminate the offering of Shares of any Fund if such action is required by law or by regulatory authorities having jurisdiction or is, in NFD’s or the Trust’s sole discretion, acting in good faith and in light of its duties under federal and any applicable state laws, necessary in the best interests of the shareholders of such Fund.

(d)         NFD and the Trust agree that Shares of the Trust will be sold only to Participating Insurance Companies and their separate accounts, qualified pension and retirement plans or such other persons as are permitted under applicable provisions of the Code and regulations promulgated thereunder, the sale to which will not impair the tax treatment currently afforded the Contracts.  No Shares of any Fund will be sold directly to the general public.

(e)          Neither NFD nor the Trust will sell Shares to any insurance company or separate account unless an agreement containing provisions substantially the same as those in Sections 2, 3(g) and 6 of this Agreement are in effect to govern such sales.

(f)           Jefferson National has policies and procedures in effect to detect and deter short term or excessive trading into and out of a Fund (“Market Timing”).  Jefferson National’s Market Timing policies and procedures include, but are not limited to: monitoring Contract Owner trading activity, imposing trade restrictions and enforcing redemption fees imposed by the Funds (if applicable).  NFD and the Trust acknowledge that Jefferson National shall apply its own trade monitoring and restriction policies and procedures to trading of Fund Shares hereunder which may differ from the criteria set forth in the Trust’s prospectuses and SAIs.  NFD’s or the Trust’s failure to reject any purchase Orders that might be deemed to be Market Timing shall not constitute a waiver of NFD’s or the Trust’s rights under this section.

3.                                      Representations and Warranties of Jefferson National

Jefferson National represents and warrants that:

(a)         JNFC is a holding company duly organized and in good standing under applicable state law, and that its life insurance companies have been duly organized and are in good standing under applicable state law;

(b)         Jefferson National Insurers have legally and validly established each Variable Account as an insurance company separate account under applicable state law;

(c)          each Variable Account is or will be registered as a unit investment trust in accordance with the provisions of the 1940 Act to serve as a segregated investment account for the

Contracts, or is exempt from registration pursuant to Sections 3(c)(1) or 3(c)(7) thereof, and it will maintain such registration for so long as any Contracts are outstanding.

(d)         the Contracts are or will be registered under the 1933 Act or are exempt from registration thereunder, and the Contracts will be issued and sold in compliance in all material respects with all applicable federal and state laws;

(e)          Jefferson National Insurers will amend each registration statement under the 1933 Act for the Contracts and each registration statement under the 1940 Act for the Variable Accounts from time to time as required in order to effect the continuous offering of the Contracts or as may otherwise be required by applicable law;

(f)           Jefferson National Insurers will register and qualify the Contracts for sale in accordance with the securities laws of the various states only if, and to the extent, deemed necessary by Jefferson National;

(g)          subject to the Trust’s representation in Section 4(f) below, the Contracts are currently and at the time of issuance will be treated as annuity contracts and/or life insurance policies (as applicable) under applicable provisions of the Code, and that it will maintain such treatment and that it will notify NFD and the Trust immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future;

(h)         JNSC is a broker-dealer as defined in Section 3(a)(4) or 3(a)(5) of the 1934 Act that is registered with the SEC pursuant to Section 15 of the 1934 Act; and is a member of FINRA; and during the term of this Agreement, will abide by all of the rules and regulations of FINRA;

(i)             its activities hereunder comply in all material respects with all provisions of federal and state securities and insurance law applicable to such activities, including but not limited to FINRA Rule 2341; and

(j)            the arrangements described herein, and the amount and form of fees and other compensation payable to Jefferson National hereunder, comply in all material respects with, and are accurately, fairly and adequately disclosed in compliance with all applicable laws, rules and regulations.

The foregoing representations and warranties will be true and correct at all times during the term of this Agreement.

4.                                      Representations and Warranties of the Trust

The Trust represents and warrants that:

(a)         the Trust is lawfully organized and validly existing under the laws of the State of Delaware and it does and will comply in all material respects with applicable provisions of the 1940 Act;

(b)         Shares sold pursuant to this Agreement will be registered under the 1933 Act and duly authorized for issuance in accordance with applicable law, and the Trust is and will remain registered as an open-end, management investment company under the 1940 Act for as long as such Shares are sold and remain outstanding ;

(c)          it will amend the registration statement for the Trust’s Shares under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its Shares;

(d)         it will register and qualify the Trust’s Shares for sale in accordance with the laws of the various states only if and to the extent deemed advisable by the Trust;

(e)          each Fund is currently qualified as a regulated investment company under Subchapter M of the Code and will make every effort to maintain such qualification. Each Fund shall promptly notify Jefferson National upon having a reasonable basis for believing that it has ceased to so qualify, or that it may not qualify as such in the future;

(f)           each Fund currently complies with the diversification requirements of Section 817(h) of the Code and Section 1.817-5(b) of the Federal Tax Regulations, if required, and each Fund will make every effort to maintain compliance with such diversification requirements, unless such Fund is otherwise exempt from Section 817(h) and/or except as otherwise disclosed in such Fund’s prospectus.  In the event that a Fund ceases to comply with Section 817(h), the Trust shall promptly notify Jefferson National and it shall make every effort to remedy such failure to comply within the time frame set forth by Section 817(h);

(g)          the Funds have policies and procedures designed to deter Market Timing, as are disclosed in each Fund’s prospectus, and such policies will be uniformly and consistently applied to all Contract Owners unless otherwise disclosed in such Fund’s prospectus; and

(h)         the Trust agrees to use its best efforts to comply with any applicable state insurance laws or regulations as they may apply to the investment objectives, policies and restrictions of the Funds, to the extent specifically requested in writing by Jefferson National and to the extent that compliance with such laws will not materially interfere with the Trust’s daily operations and investment activities.  If the Trust cannot reasonably comply with such state insurance laws or regulations, it will so notify Jefferson National in writing.  The Trust makes no other representation as to whether any aspect of the Trust’s operations (including, but not limited to, fees and expenses, and investment policies) complies with the insurance laws or regulations of any state.  The Trust agrees that it will furnish the information reasonably required by state insurance laws to assist Jefferson National in obtaining the authority needed to issue the Contracts in various states.

The foregoing representations and warranties will be true and correct at all times during the term of this Agreement.

4A.                             Representations and Warranties of NFD

NFD represents and warrants that:

(a)         it (i) is a broker-dealer as defined in Section 3(a)(4) or 3(a)(5) of the 1934 Act; (ii) is registered with the SEC pursuant to Section 15 of the 1934 Act and is a member of FINRA; (iii) serves as principal underwriter/distributor for the Trust; and (iv) during the term of this Agreement, will abide by any applicable state and federal securities laws and all of the rules and regulations of FINRA;

(b)         its activities hereunder comply in all material respects with all provisions of federal and state securities law applicable to such activities, including but not limited to FINRA Rule 2341; and

(c)          the arrangements described herein, and the amount and form of fees and other compensation payable by NFD hereunder, have been reviewed by the Trust’s Board of Trustees, and comply in all material respects with, and are accurately, fairly and adequately disclosed in compliance with all applicable laws, rules and regulations.

The foregoing representations and warranties will be true and correct at all times during the term of this Agreement.

5.                                      Prospectuses and Other Sales Materials

(a)         NFD will provide Jefferson National with as many copies of the current Trust prospectuses (and any supplements thereto) and/or shareholder reports for the Fund(s) for distribution to prospective Contract Owners in reasonable quantities except as otherwise mutually agreed by the parties hereto.  Jefferson National shall be responsible for distributing Fund prospectuses and other Fund-issued documents as applicable, as described in Exhibit C, to Contract Owners.  If requested by Jefferson National, in lieu thereof, NFD will provide such documentation, including final copies of current prospectuses set in type or camera-ready or electronic format, and other assistance as is reasonably necessary in order for Jefferson National to deliver to Contract Owners.  NFD will, upon request, provide Jefferson National with a copy of each Fund’s prospectus through electronic means to facilitate Jefferson National’s efforts to provide Trust prospectuses via electronic delivery.

(b)         The Trust will cause each Fund’s prospectus to state that the SAI for such Fund is available and will disclose how Contract Owners can obtain the SAI.

(c)          Jefferson National shall not give any information or make any representations or statements on behalf of the Trust or NFD or concerning the Trust or NFD other than information or representations contained in and accurately derived from the Trust’s registration statement or prospectuses (as such registration statement and prospectuses may be amended or supplemented from time to time), reports of the Trust which are in the public domain or approved by the Trust or NFD for distribution to Contract Owners, or in sales literature or other promotional material provided or approved by the Trust or NFD, except with the written permission of the Trust or NFD.

6.                                      Mixed & Shared Funding

(a)         The Trust represents that the Trust and its investment adviser have received an order from the SEC granting Participating Insurance Companies and variable annuity separate accounts and variable life insurance separate accounts relief from the provisions of Sections 9(a), 13(a), 15(a), and 15(b) of the 1940 Act and Rules 6e-2(b)(15) and 6e-3(T)(b)(15) thereunder, to the extent necessary to permit Shares of the Trust to be sold to and held by variable annuity separate accounts and variable life insurance separate accounts of both affiliated and unaffiliated Participating Insurance Companies (the “Mixed and Shared Funding Order”).  If and to the extent that the Trust engages in Mixed and Shared funding as contemplated by the Mixed and Shared Funding Order, this Section 6 shall apply.  To that end, the parties to this Agreement agree that the conditions or undertakings specified in the Mixed and Shared Funding Order and that may be imposed on Jefferson National, the Trust and/or the Trust’s investment adviser by virtue of the receipt of such order by the SEC, will be incorporated herein by reference, and such parties agree to comply with such conditions and undertakings to the extent applicable to each such party.

(b)         The Trust’s Board of Trustees will monitor the Trust for the existence of any material irreconcilable conflict among the interests of the owners of contracts of all separate accounts investing in the Trust.  The parties acknowledge and agree that a material irreconcilable conflict may arise for a variety of reasons, including, but not limited to: (i) an action by any state insurance regulatory authority; (ii) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax, or securities regulatory authorities; (iii) an administrative or judicial decision in any relevant proceeding; (iv) the manner in which the investments of any Fund are being managed; (v) a difference in voting instructions given by variable annuity contract owners and variable life insurance contract owners; or (vi) a decision by a Participating Insurance Company to disregard the voting instructions of contract owners.  NFD or the Trust will promptly inform Jefferson National if the Board of Trustees determines that a material irreconcilable conflict exists and the implications thereof.  A majority of the Trustees will consist of persons who are not “interested” persons of the Trust, as defined in Section 2(a)(19) of the 1940 Act.

(c)          Jefferson National will promptly report any potential or existing conflicts of which it is aware to the Board of Trustees.  Jefferson National agrees to assist the Board of Trustees in carrying out its responsibilities under the Mixed and Shared Funding Order by promptly providing the Board of Trustees with all information reasonably necessary for the Trustees to consider any issues raised.  This includes, but is not limited to, an obligation by Jefferson National to inform the Board of Trustees whenever Contract Owner voting instructions are disregarded.  The Board of Trustees will record in its minutes or other appropriate records all reports received by it and all action with regard to a conflict.

(d)         If it is determined by a majority of the Trustees, or a majority of the disinterested Trustees of the Board, that a material irreconcilable conflict exists, Jefferson National and other Participating Insurance Companies will, at their expense and to the extent reasonably practicable (as determined by a majority of the disinterested Trustees), take whatever steps are necessary to remedy or eliminate the material irreconcilable conflict, up to and including: (i) withdrawing the assets allocable to some or all of the separate accounts from the relevant Fund and reinvesting such assets in a different investment medium, including another fund, or submitting the question as to whether such segregation should be implemented by a vote of all affected contract owners and, as appropriate, segregating the assets of any appropriate group (i.e., variable annuity contract owners or variable life insurance contract owners of one or more Participating Insurance Companies) that votes in favor of such segregation, or offering to the affected contract owners the option of making such a change; and (ii) establishing a new registered management investment company or managed separate account.

(e)          If Jefferson National’s disregard of voting instructions could conflict with the majority of contract owner voting instructions, and Jefferson National’s judgment represents a minority position or would preclude a majority vote, Jefferson National may be required, at the Trust’s election, to withdraw the Variable Account’s investment in the Trust and terminate this Agreement with respect to such Variable Account, and no charge or penalty will be imposed as a result of such withdrawal.  Any such withdrawal and termination must take place within six (6) months after written notice is given that this provision is being implemented subject to applicable law but in any event consistent with the terms of the Mixed and Shared Funding Order.  Until such withdrawal and termination is implemented, NFD shall continue to accept and implement Orders by Jefferson National for the purchase and redemption of Trust Shares.

(f)           If a particular state insurance regulator’s decision applicable to Jefferson National conflicts with the majority of other state insurance regulators, then Jefferson National will withdraw the Variable Account’s investment in a Fund and terminate this Agreement with respect to such Variable Account, subject to applicable law but in any event consistent with the terms of the Mixed and Shared Funding Order.  Until such withdrawal and termination is implemented, NFD shall continue to accept and implement Orders by Jefferson National for the purchase and redemption of Shares.  Such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested Trustees.

(g)          For purposes of Sub-sections (d) through (g) of this Section 6, a majority of the disinterested Trustees will determine whether any proposed action adequately remedies any material irreconcilable conflict, but in no event will the Trust or NFD be required to establish a new funding medium for the Contracts.  Jefferson National will not be required by Sub-section (d) to establish a new funding medium for the Contracts if an offer to do so has been declined by vote of a majority of Contract Owners materially adversely affected by the material irreconcilable conflict.

(h)         Jefferson National will, upon request, submit to the Trustees such reports, materials, or data as the Trustees may reasonably request so that the Trustees may fully carry out the duties imposed upon the Trustees by the Mixed and Shared Funding Order, and said reports, materials and data will be submitted more frequently if deemed appropriate by the Trustees.

(i)             If and to the extent that Rule 6e-2 and Rule 6e-3(T) are amended, or Rule 6e-3(T) is adopted, to provide relief from any provision of the 1940 Act or the rules promulgated thereunder with respect to mixed or shared funding (as defined in the Mixed and Shared Funding Order) on terms and conditions materially different from those contained in the Mixed and Shared Funding Order, NFD, the Trust and/or Jefferson National, as appropriate, will take such steps as may be necessary to comply with Rules 6e-2 and 6e-3(T), as amended, and Rule 6e-3, as adopted, to the extent such rules are applicable.

(j)            The Trust’s prospectuses shall disclose, to the extent applicable, that its Shares are offered to insurance company separate accounts that fund both annuity and life insurance contracts, that the interests of various contract owners designating the Trust as a vehicle for investment by their subaccounts may conflict, and that the Board of Trustees will monitor for the existence of any material conflicts and determine what action, if any, should be taken.

7.                                      Expenses

The parties acknowledge and agree that:

(a)         Jefferson National is responsible for the expenses of the cost of registration of the Contracts, unless otherwise exempt, and the costs of having the Contracts approved by state insurance authorities in the applicable jurisdictions.

(b)         NFD and/or the Funds are responsible for the expenses of the cost of registration of the Funds’ Shares, and preparation of the Funds’ prospectuses, SAIs, reports and the preparation of other related statements and notices required by law for distribution in reasonable quantities to prospective Contract Owners except as otherwise mutually agreed upon by the parties to this Agreement.

(c)          Except as otherwise provided herein or under related agreements, all expenses incident to the performance by Jefferson National under this Agreement shall be paid by Jefferson National. Likewise, all expenses incident to the performance by NFD or the Funds under this Agreement shall be paid by NFD and/or the Funds.

8.                                      Compensation

(a)         In consideration for the Distribution Services provided by Jefferson National pursuant to this Agreement, NFD agrees to pay JNSC, for each Fund and class of Shares identified on Exhibit B, the respective 12b-1 Fee at the rate listed therein for each class, calculated as an annualized percentage of the average daily net asset value of Shares of such class owned by Variable Accounts for the period in which such fees were earned.

(b)         The parties acknowledge and agree that a Rule 12b-1 plan may be terminated at any time, without the payment of any penalty, by the vote of a majority of the members of the

Board of Trustees of the Trust who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Rule 12b-1 plan or in any related agreements to the Rule 12b-1 plan or by a majority of the outstanding voting securities of the applicable Fund or Funds and/or applicable class or classes of such Fund or Funds, upon delivery of written notice thereof to the parties to this Agreement, and that no fees under such Rule 12b-1 plan shall thereafter be payable.

(c)          12b-1 Fees will be paid to JNSC, or its designee, on a monthly basis by electronic funds transfer as soon as practicable, but no later than 30 days after the end of the period in which they were earned. The 12b-1 Fee payment will be accompanied or preceded by a statement showing the calculation of the amounts being paid by NFD for the relevant period and such other supporting data as may be reasonably requested by Jefferson National.

(d)         Subject to subsection (b) of this Section 8, NFD agrees that 12b-1 Fees will be paid to JNSC or its designee according to this Agreement with respect to each applicable class of a Fund as long as Shares of such Fund are held by Variable Accounts.  NFD acknowledges that the fees that Jefferson National charges to Contract Owners in connection with issuing, maintaining or servicing the Contracts may be less than they otherwise would be due to the 12b-1 Fees that NFD agrees to pay JNSC hereunder.  This provision will survive the termination of this Agreement.

(e)          Each party may disclose that it has entered into this Agreement.  Further, each of the parties may disclose the annual fees payable to JNSC under this Agreement.

9.                                      Fund Substitution

If a party desires to remove a Fund from a Contract (other than the exercise by the Trust of its rights under Section 2(c) hereof), the party that initiates the removal will pay reasonable expenses incurred by the other party as a result of removing such Fund as an available investment option.  The parties agree to provide reasonable advance notice of their election to remove a Fund.  NFD and the Trust acknowledge that Jefferson National may need to seek the approval of the SEC under Section 26(c) of the 1940 Act for any fund substitution.  For the avoidance of doubt, if NFD recommends or initiates the removal of a Fund from a Contract, then NFD, and not the Trust, shall pay such reasonable expenses incurred by Jefferson National as a result of removing such Fund as an available investment option.

10.                               Privacy and Data Security

(a)         The parties will keep confidential any information regarding the Trust, Jefferson National, the Variable Accounts and Contract Owners received in connection with providing services and meeting their respective obligations hereunder, except: (a) as necessary to provide the services or otherwise meet their respective obligations under this Agreement; (b) as necessary to comply with applicable law; and (c) information regarding the Trust or Variable Accounts which is otherwise publicly available.  The parties will maintain internal safekeeping procedures to safeguard and protect the confidentiality of the data transmitted to another party or its designees or agents in accordance with Section 248.11 of Regulation S-P (17 CFR 248.1—248.30) (“Reg S-P”),

and any other applicable federal or state privacy laws and regulations, including without limitation 201 CFR 17.00 et seq. and applicable security breach notification regulations (collectively “Privacy Laws”). Each party shall use such data solely to effect the services contemplated herein, and none of the parties will directly, or indirectly through an affiliate, disclose any non-public personal information protected under Privacy Laws (“Non-public Personal Information”) received from another party to any person that is not an affiliate, designee, service provider, or agent of the receiving party and provided that any such information disclosed to an affiliate, designee, service provider, or agent will be under the same or substantially similar contractual limitations on use and non-disclosure and will comply with all legal requirements.  NFD and the Trust will not use information, including Non-public Personal Information, directly or indirectly provided to it by Jefferson National or its designees or agents pursuant to this Agreement for the purpose of marketing to Contract Owners or any other similar purpose, except as may be agreed by the parties hereto. Except for confidential information consisting of Non-public Personal Information, which will be governed in all respects in accordance with the immediately preceding sentence, confidential information does not include information which (i) was publicly known and/or was in the possession of the party receiving confidential information (the “Receiving Party”) from other sources prior to the Receiving Party’s receipt of confidential information from the party disclosing confidential information (the “Disclosing Party”), or (ii) is or becomes publicly available other than as a result of a disclosure by the Receiving Party or its representatives, or (iii) is or becomes available to the Receiving Party on a non-confidential basis from a source (other than the Disclosing Party) which, to the best of the Receiving Party’s knowledge is not prohibited from disclosing such information to the Receiving Party by a legal, contractual or fiduciary obligation to the Disclosing Party, or (iv) describes the annual fees payable to JNSC under this Agreement.

(b)         Each party will maintain and enforce safety and physical security procedures with respect to its access and maintenance of Non-public Personal Information that (a) are at least equal to industry standards for such types of locations, (b) are in accordance with reasonable policies in these regards, and (c) provide reasonably appropriate technical and organizational safeguards against accidental or unlawful destruction, loss, alteration or unauthorized disclosure or access of Non-public Personal Information under this Agreement.  Without limiting the generality of the foregoing, each party will take all reasonable measures to secure and defend its location and equipment against cyber-attacks, “hackers” and others, both internal and external, who may seek, without authorization, to modify or access its systems or the information found therein. Each party will periodically test its systems for potential areas where security could be breached. Each party will report to the other party promptly any breaches of security or unauthorized access to its systems that it detects or becomes aware of that would require notification to consumers and/or regulators, as may be required by applicable federal and/or state laws.  Each party will use reasonable and diligent efforts to remedy such breach of security or unauthorized access in a timely manner.  Each party maintains the right to reasonably audit its data in the other party’s systems environment no more than annually, upon 60 days prior written notice, and at the auditing party’s sole expense and cost.

(c)          All Non-public Personal Information must be stored in a physically and logically secure environment that reasonably attempts to protect it from unauthorized access, modification, theft, misuse and destruction.

11.                               Anti-Money Laundering

Each party will comply with all applicable anti-money laundering laws, rules and regulations, including but not limited to, the Bank Secrecy Act (the “BSA”), its implementing regulations, and the USA Patriot Act, which amends certain sections of the BSA and sets forth certain other anti-money laundering requirements.  To facilitate compliance with anti-money laundering laws, each party has developed and implemented policies and procedures required by federal law to detect, deter and prevent money laundering, including those required by the BSA and the USA Patriot Act.  Each party further agrees to cooperate and share information with the other to the extent required by law to facilitate implementation of each other’s anti-money laundering program.

12.                               Maintenance of Records

Each party will maintain and preserve all records as required by law to be maintained and preserved in connection with the provision of services contemplated hereunder.  During the term of this Agreement, upon any reasonable request from NFD, the Trust or their respective representatives, Jefferson National shall (i) provide to NFD, the Trust and/or their respective representatives reasonable access during normal business hours to review and audit the books and records (including any such materials developed on or after the date of this Agreement by a party hereto or its affiliates) under the control of Jefferson National pertaining to the services to be provided under this Agreement; provided that such access shall be preceded by 30 days written notice, and (ii) permit NFD, the Trust or their respective representatives to make copies of such records, in each case at no cost to Jefferson National.  Nothing herein shall require Jefferson National to disclose any information to NFD, the Trust or their respective representatives (i) in contravention of the terms of a non-disclosure agreement with a third party, (ii) that may constitute privileged attorney-client communications or attorney work product and the transfer of which, or the provision of access to which, as reasonably determined by Jefferson National’s counsel, constitutes a waiver of any such privilege or (iii) if the provision of access to such document (or portion thereof) or information, as determined by Jefferson National’s counsel, would reasonably be expected to conflict with applicable law.

13.                               Indemnification

(a)         Jefferson National agrees to indemnify and hold harmless NFD, the Trust, and each of  its respective officers, trustees, directors, employees, agents, affiliated persons, subsidiaries  and each person, if any, who controls NFD and/or the Trust within the meaning of the 1940 Act (collectively, the “Fund Indemnified Parties” for purposes of this section) against any losses, claims, expenses, damages, liabilities (including amounts paid in settlement thereof) and/or litigation expenses (including reasonable legal and other expenses)  (collectively the “Losses”), to which the Fund Indemnified Parties may become subject to the extent such Losses result from (i) Jefferson National’s bad faith, negligence, or willful misconduct in performing its obligations under this Agreement; (ii) any material breach by Jefferson National of any provision of this Agreement or of any law, rule or regulation applicable to its obligations under this Agreement; or (iii) any breach by Jefferson National of a representation or warranty made in this Agreement.  Jefferson National shall not be liable for indemnification hereunder to the extent such Losses are attributable to the bad faith, negligence, or willful misconduct of NFD or the Trust in performing their obligations under this Agreement.  Jefferson National further agrees to indemnify and hold harmless the Fund Indemnified Parties against any Losses that arise out of or are based upon any untrue or alleged untrue statement or misrepresentation of any material fact contained in any Contract registration statement or prospectus, or any omission to state therein a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, except to the extent that such statement or omission is based on information furnished to Jefferson National by or on behalf of NFD or the Trust.

(b)         NFD agrees to indemnify and hold harmless Jefferson National and its officers, directors, employees, agents, affiliated persons, subsidiaries  and each person, if any, who controls Jefferson National within the meaning of the 1940 Act (collectively, the “Jefferson National Indemnified Parties” for purposes of this section) against any Losses to which the Jefferson National Indemnified Parties may become subject to the extent such Losses result from (i) NFD’s or the Trust’s bad faith, negligence, or willful misconduct in performing its obligations under this Agreement; (ii) any material breach by NFD or the Trust of any provision of this Agreement or of any law, rule or regulation applicable to its obligations under this Agreement; or (iii) any breach by NFD or the Trust of a representation or warranty made in this Agreement.  NFD shall not be liable for indemnification hereunder to the extent such Losses are attributable to the bad faith, negligence, or willful misconduct of Jefferson National in performing its obligations under this Agreement.  NFD further agrees, on behalf of itself and the Trust, to indemnify and hold harmless the Jefferson National Indemnified Parties against any Losses that arise out of or are based upon any untrue or alleged untrue statement or misrepresentation of any material fact contained in any Fund registration statement or prospectus, or any omission to state therein a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, except to the extent that such statement or omission is based on information furnished to NFD or the Trust by or on behalf of Jefferson National.

(c)          Notwithstanding the foregoing, in no event shall either party be liable to the other for special, indirect or consequential damages, or lost profits or loss of business.

(d)         Promptly after receipt by an indemnitee under this section of notice of the commencement of a claim or action that may be covered hereunder, the indemnitee will notify the indemnitor in writing of the commencement thereof. The omission to so notify the indemnitor will not relieve it from any liability that it may have to any indemnitee under this section except that the failure of the indemnitee so to notify the indemnitor will relieve the indemnitor of its indemnity obligation with respect to that action to the extent that such omission results in the forfeiture of the indemnitor’s substantive rights or defenses.  If any such action is brought against any indemnitee and it notifies the indemnitor of the commencement thereof as specified above, the indemnitor will be entitled to assume the defense thereof with counsel reasonably satisfactory to the indemnitee, and the defendant or defendants in such action entitled to indemnification hereunder will have the right to participate in the defense or preparation of the defense of any such action.  In the event the indemnitor does elect to assume the defense of any such action, and to retain counsel as provided above, the indemnitees in such action will bear the fees and expenses of any additional counsel retained by any of them; but in case the indemnitor does not elect to assume the defense of any such action, the indemnitor will reimburse the indemnitee(s) named as defendant(s) in such action for: (i) the fees and expenses of counsel agreed upon by indemnitor and indemnitee; or (ii) for all reasonable fees and expenses of counsel retained by the indemnitee(s) in the event that the indemnitor is found liable under the terms of this Agreement or applicable law for the defense of such indemnitee(s).  If the indemnitor assumes the defense of any such action, the indemnitor will not, without the prior written consent of the indemnitee(s), settle or compromise the liability of the indemnitee(s) in such action, or permit a default or consent to the entry of any judgment in respect thereof, unless in connection with such settlement, compromise or default or consent, each indemnitee receives from the claimant a release from all liability in respect of such claim.  The party seeking indemnification will not confess any claim or make any compromise in any case in which the other party may be required to indemnify except with the other party’s prior written consent.

(e)          The provisions of this Section 13 shall survive the termination of this Agreement.

14.                               Applicable Law

(a)         This Agreement will be construed and the provisions hereof interpreted under and in accordance with the laws of the State of Ohio.

(b)         This Agreement will be subject to the provisions of the 1933 Act, the 1934 Act and the 1940 Act, and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant (including, but not limited to, the Mixed and Shared Funding Order) and the terms hereof will be interpreted and construed in accordance therewith.

15.                               Termination

(a)         This Agreement may be terminated by any party for any reason upon sixty (60) days’ advance written notice delivered to the other parties.

(b)         This Agreement may be terminated at the option of any party upon institution of formal proceedings against another party by FINRA, the SEC, the insurance commission of any state or any other regulatory body regarding such other party’s duties under this Agreement or related to the sale of the Contracts, the operation of a Variable Account, the administration of the Contracts or the purchase of the Trust’s shares, or an expected or anticipated ruling, judgment or outcome which would, in the terminating party’s reasonable judgment, materially impair the other party’s ability to meet and perform its obligations and duties hereunder.

(c)          This Agreement may be terminated at the option of NFD or the Trust if the Internal Revenue Service determines that the Contracts cease to qualify as annuity contracts or life insurance policies, as applicable, under the Code, or if NFD or the Trust reasonably believes that the Contracts may fail to so qualify.

(d)         This Agreement may be terminated by either NFD or the Trust if it determines, in its sole judgment exercised in good faith, that either (1) Jefferson National shall have suffered a material adverse change in its business or financial condition, (2) Jefferson National shall have been the subject of material adverse publicity which is likely to have a material adverse impact upon the business and operations of either the Trust or NFD, or (3) Jefferson National breaches any obligation or representation under this Agreement in a material respect and such breach shall continue unremedied for thirty (30) days after receipt by Jefferson National of notice in writing from NFD or the Trust of such breach.

(e)          This Agreement may be terminated at the option of Jefferson National if (i) the Internal Revenue Service determines that any Fund fails to qualify as a “Regulated Investment Company” under the Code or fails to comply with the diversification requirements of Section 817(h) of the Code, or (ii) Jefferson National shall determine, in its sole judgment exercised in good faith, that either (1) the Trust or NFD shall have suffered a material adverse change in its business or financial condition, (2) the Trust or NFD shall have been the subject of material adverse publicity which is likely to have a material adverse impact upon the business and operations of Jefferson National, or (3) NFD or the Trust breaches any obligation or representation under this Agreement in a material respect and such breach shall continue unremedied for thirty (30) days after receipt of notice in writing to NFD or the Trust, as applicable, from Jefferson National of such breach.

(f)           Notwithstanding any termination of this Agreement pursuant to any of the provisions of this Section 15, NFD and the Trust will, upon the mutual agreement of the parties hereto, continue to make available additional Shares of the Trust pursuant to the terms and conditions of this Agreement for all existing Contracts in effect on the date a termination notice is given under this Agreement (hereinafter referred to as “Existing Contracts”).  Specifically, without limitation, if NFD and the Trust so agree to make additional Trust Shares available, the owners of the Existing Contracts will be permitted to reallocate investments in the Trust (as in effect on such date), redeem investments in the Trust and/or invest in the Trust upon the making of additional purchase payments under the Existing Contracts, and the provisions of this Agreement shall continue in effect as to the Existing Contracts until they no longer are invested in Trust Shares.

16.                               Notices

Each notice or other communication required or permitted to be made or given by a party pursuant to this Agreement shall be given in writing and delivered by U.S. first class mail or overnight courier, in each case prepaid and addressed, to:

Jefferson National

Jefferson National Financial Corp.

10350 Ormsby Park Place

Louisville, KY 40223

Attention: General Counsel

NFD

Nationwide Fund Distributors LLC

One Nationwide Plaza, 5-02-210T

Columbus, Ohio 43215

Attention: Fund Administration

The Trust

Nationwide Variable Insurance Trust

One Nationwide Plaza, 5-02-210T

Columbus, Ohio 43215

Attention: Fund Administration

Any party may change its address by notifying the other party(ies) in writing.  Notices will be deemed given upon dispatch.

17.                               Entire Agreement

This Agreement, together with all contemporaneous exhibits, sets forth the entire understanding of the parties with respect to the subject matter of this Agreement and supersedes any and all prior discussions, representations, and understandings, whether written or oral, between the parties related to the subject of this Agreement.   For the avoidance of doubt, this Agreement specifically supersedes the Fund Participation Agreement, dated May 1, 2007, by and among Jefferson National Life Insurance Company, Nationwide Variable Insurance Trust and Nationwide Fund Distributors LLC.

18.                               Assignment

This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns; provided, however, that neither this Agreement nor any rights, privileges, duties or obligations of the parties may be assigned by any party without the written consent of the other parties (except that a party may assign rights, privileges, duties or obligations to an affiliate).

19.                               Waiver

No term or provision of this Agreement may be waived or modified unless done so in writing and signed by the party against whom such waiver or modification is sought to be enforced.  Either party’s failure to insist at any time on strict compliance with this Agreement or with any of the terms under this Agreement or any continued course of such conduct on its part will in no event constitute or be considered a waiver by such party of any of its rights or privileges.

20.                               Force Majeure

No party to this Agreement will be responsible for delays resulting from acts beyond the reasonable control of such party, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance hereunder as soon as practicable as soon as such causes are avoided, rectified or removed.

21.                               Other Matters

(a)         The section headings contained herein are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

(b)         If any portion of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

(c)          The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties to this Agreement are entitled to under state and federal laws.

(d)         Each of the parties acknowledges and agrees that this Agreement and the arrangements described in this Agreement are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

(e)          Except to the extent required by applicable law, no party shall use any other party’s names, logos, trademarks or service marks, whether registered or unregistered, without the prior consent of such party.  Notwithstanding the foregoing, Jefferson National may identify the Funds in a listing of funds available as underlying investment options.

(f)           Nothing in this Agreement shall be deemed to create a partnership or joint venture by and among the parties hereto.

(g)          This Agreement may not be amended or modified except by a written amendment, which includes any amendments to the Exhibits, executed by all parties to the Agreement.

(h)         Except as expressly set forth herein, no provision of this Agreement is intended or shall be construed to provide or create any rights or benefits in any third party.

Each party hereby represents and warrants to the other that the persons executing this Agreement on its behalf are duly authorized and empowered to execute and deliver the Agreement and that the Agreement constitutes a legal, valid and binding obligation, and is enforceable in accordance with its terms.

This Agreement may be executed by facsimile signature and it may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

JEFFERSON NATIONAL FINANCIAL CORP.

By:	Craig A. Hawley
Title:	General Counsel & Secretary

NATIONWIDE FUND DISTRIBUTORS LLC

By:	Lee T. Cummings
Title:	Senior Vice President

NATIONWIDE VARIABLE INSURANCE TRUST

By:	Michael S. Spangler
Title:	President

EXHIBIT A

Subsidiary Life Insurance Companies

Jefferson National Life Insurance Company

Jefferson National Life Insurance Company of New York

Other Subsidiaries

Jefferson National Securities Corporation

Any other existing or future direct or indirect subsidiaries of Jefferson National Financial Corp. issuing Variable Accounts, or performing duties or obligations hereunder on behalf of Jefferson National provided that such subsidiary is duly formed, validly existing and has all necessary licenses.

EXHIBIT B

FUNDS AND COMPENSATION

NVIT Funds	CUSIP	12b-1 Fee (bps)

NVIT Bond Index Fund Class Y	638686402	—
NVIT International Index Fund Class Y	638686873	—
NVIT Mid Cap Index Fund Class Y	638685131	—
NVIT S&P 500 Index Fund Class Y	638686436	—
NVIT Small Cap Index Fund Class Y	638686659	—
Neuberger Berman NVIT Socially Responsible Fund Class I	63868M407	—
NVIT DFA Moderate Fund Class P	63868M324	25
NVIT DFA Capital Appreciation Fund Class P	63868M340	25
NVIT Multi-Manager International Value Fund Class I	638686824	—
NVIT Multi-Manager Mid Cap Value Fund Class I	638686154	—

EXHIBIT C

Distribution Services

Pursuant to this Agreement, JNSC shall perform and incur expenses for distribution and related shareholder services in exchange for 12b-1 Fees, including, but not limited to the following:

1.              Supporting and responding to investment inquiries about the Trust and the Funds from registered representatives and Contract Owners.

2.              Distributing Fund prospectuses, SAIs, and semi-annual and annual reports to prospective Contract Owners.

3.              Maintaining sales-related electronic information systems and other systems, including but not limited to:

a.              Advisor website and tools

b.              Customer relationship management systems

c.               Producer information data warehouses

d.              All licensing platforms

e.               Sales reporting

4.              Printing and distributing advertising, including but not limited to:

a.              Marketing content to support the acquisition of new Contract Owners

b.              Product illustrations

c.               Sales literature

d.              Customer enrollment materials

e.               Regulatory filings of advertising materials

5.              Furnishing NFD with records of sales, redemptions and repurchases of Shares for marketing/distribution purposes.

6.              Preparing distribution-related reports for NFD as shall reasonably be required by NFD that have been previously agreed upon.

7.              Providing such other distribution services as NFD may reasonably request that have been previously agreed upon.

8.              Bearing expenses associated with the foregoing, as well as expenses associated with compensating broker-dealers selling Contracts that include the Fund(s) as underlying investment options and educating their registered representatives.

9.              Providing office space and equipment, telephone facilities and personnel (which may be any part of the space, equipment and facilities currently used in Jefferson National’s business, or any personnel employed by Jefferson National) as reasonably necessary to provide the foregoing services.